Exhibit 10.1
[EXECUTION VERSION]
EMPLOYMENT AGREEMENT
     THIS EMPLOYMENT AGREEMENT (this “Agreement”), dated as of March 4, 2011 (the “Effective Date”), is entered into by and between iPayment, Inc., a Delaware corporation (the “Company”), and Mark C. Monaco (the “Executive”).
     WHEREAS, the Company desires to enlist the services and employment of the Executive on behalf of the Company as its Chief Financial Officer, and the Executive is willing to render such services on the terms and conditions set forth herein.
     NOW, THEREFORE, in consideration of the mutual covenants contained herein, the parties hereto agree as follows:
     1. Employment Term. Except for earlier termination as provided for in Section 5 hereof, the Company hereby agrees to employ the Executive, and the Executive hereby agrees to be employed by the Company, subject to the terms and provisions of this Agreement for a period of three (3) years from the Effective Date; provided, however, that, on the third anniversary of the Effective Date and on each anniversary of such date (each, an “End Date”), the Executive’s employment hereunder shall renew automatically for a successive additional one (1) year period unless notice of non-renewal is given by either party to the other at least ninety (90) days in advance of the next following End Date. The period of the Executive’s employment under this Agreement is referred to herein as the “Employment Term.”
     2. Duties. During the Employment Term, the Executive shall serve as Chief Financial Officer of the Company. In such capacity, the Executive shall perform such senior executive duties, services and responsibilities on behalf of the Company Group (as defined below) consistent with such position as may be reasonably assigned to the Executive from time to time by the Chief Executive Officer or President of the Company. In performing such duties hereunder, the Executive will report directly to Chief Executive Officer or President of the Company. For purposes of this Agreement, “Company Group” shall mean, individually and collectively, iPayment Investors, L.P. (“iPayment Investors”) and its subsidiaries, including but not limited to the Company.
     During the Employment Term, except as provided in the next following sentence, the Executive shall devote substantially all his business time and attention to the performance of such duties, services and responsibilities, and shall use his commercially reasonable efforts to promote the interests of the Company Group, and the Executive shall not engage in any other business activity without the approval of the Board of

Directors of the Company (the “Board”). Notwithstanding the preceding sentence, the Executive shall be permitted to (i) serve on the board of or provide other services to charitable, civic, educational, professional, community or other not-for-profit organizations, (ii) manage his personal and family investments, including, but not limited to, the activities of Adaero Holdings LLC and any successor entity and (iii) engage in such other activities as are permitted by the Board from time to time, in the case of each of (i), (ii) and (iii), so long as such activities neither (x) significantly interfere with the performance of his duties hereunder nor (y) violate Section 7 hereof.
     During the Employment Term, the Company shall maintain executive offices for the Executive in the New York City metropolitan area, and the Executive shall not be required to relocate from the New York City metropolitan area to any other location. The Executive shall perform his services hereunder in the New York City metropolitan area, except for business travel related to business and activities of the Company Group.
     3. Compensation and Benefits.
     (a) Base Salary. During the Employment Term, in consideration of the performance by the Executive of the Executive’s obligations hereunder (including any services as an officer, director, employee or member of any committee of any affiliate of the Company, or otherwise on behalf of the Company), the Executive shall receive from the Company a base salary (the “Base Salary”) at an annual rate of $600,000 per year, payable in accordance with the normal payroll practices of the Company then in effect. During the Employment Term, the Executive will be eligible to receive increases (but not decreases, including after any increase) in the Base Salary from time to time as determined in the sole discretion of the Board.
     (b) Annual Bonus. During the Employment Term, in addition to the payments of the Base Salary described above, the Executive shall be eligible to receive, in respect of each calendar year during which the Employment Term is in effect, a performance-based cash bonus (the “Bonus”). The Bonus will be based on achievement of such individual and corporate performance goals as may be established with respect to each calendar year by the Board, and subject to such other terms and conditions established by the Board pursuant to its annual bonus programs as adopted from time to time. Achievement of such performance goals at “target” levels (as determined by the Board) will entitle the Executive to a Bonus equal to 100% of the Base Salary. Any Bonus shall be paid in cash in a lump sum after the end of the calendar year for which the Bonus is paid and no later than March 15th following such calendar year.
     (c) Equity Compensation. The Executive shall be granted equity compensation under an equity compensation program adopted by iPayment Investors if and when such an equity compensation program is adopted by iPayment Investors. The amount, terms and conditions of the equity awards granted to the Executive shall be determined by the Board and shall be commensurate with the equity awards granted to other senior executives of the Company.

     (d) Benefits. During the Employment Term, the Executive shall be entitled to participate in the Company’s employee benefit plans, policies, programs and arrangements (including, without limitation, paid vacation and holidays, sick leave, and plans providing retirement benefits and medical, dental, hospitalization, life and disability insurance) as may be amended from time to time, on the same terms as similarly situated executives of the Company to the extent the Executive meets the eligibility requirements for any such plan, policy, program or arrangement; provided, however, the Executive shall be entitled to paid annual vacation equal to not less than six weeks. In addition, the Executive shall be entitled to receive perquisites on a basis that is at least as favorable as those provided to similarly situated executives of the Company.
     (e) Expenses. During the Employment Term, the Company shall reimburse the Executive for all business and entertainment expenses incurred by Executive in performing his responsibilities under this Agreement. Executive’s reimbursement will be subject to the Company’s normal practices for similarly situated executives; provided that such reimbursements shall be paid no later than the end of the calendar year following the year in which such reimbursable expenses were incurred.
     (f) Indemnification. If not executed prior to the date of this Agreement, the Company and the Executive shall execute the same form of indemnification agreement as executed by similarly situated executives of the Company.
     4. Taxes; Section 280G.
          (a) General. Except as otherwise provided in Section 4(b), the Executive shall be solely responsible for taxes imposed on the Executive by reason of any compensation and benefits provided under this Agreement, and all such compensation and benefits shall be subject to applicable withholding.
          (b) Section 280G.
               (i) General. Notwithstanding anything to the contrary herein, Section 4(b)(ii) shall apply in the event that the Company satisfies the requirement of Section 280G(b)(5)(A)(ii)(I) of the Internal Revenue Code of 1986, as amended (the “Code”). In the event the Company ceases to satisfy such requirement on any date, the Company shall consider in good faith whether it would be advisable and in the best interests of the Company to indemnify the Executive for any excise taxes described in Section 4999 of the Code that may be incurred by the Executive as a result of a Section 280G Transaction. If the Company agrees to provide the Executive with such indemnification, such agreement will be structured in a manner intended to comply with the payout and other limitations and restrictions under Section 409A (as such term is defined in Section 18 of this Agreement). For purposes of this Agreement, the term

“Section 280G Transaction” means a change in the ownership or effective control of the Company, or in the ownership of a substantial portion of the assets of the Company, within the meaning of Section 280G(b)(2)(A)(i) of the Code, and the term “Section 280G” means Section 280G of the Code or any similar or successor provision and the Treasury Regulations thereunder.
               (ii) Shareholder Approval under Section 280G. Notwithstanding anything to the contrary herein, prior to any Section 280G Transaction and in accordance with the requirements of Section 280G(b)(5)(B) of the Code and the Treasury Regulations thereunder, the Company covenants and agrees to seek, but shall not be required to obtain, approval by its shareholders of any payments, benefits or distributions by any member of the Company Group or any other person or entity to the Executive or for the Executive’s benefit (whether paid or payable, provided or to be provided or distributed or distributable pursuant to the terms of this Agreement or otherwise) (each a “Payment” and, in the aggregate, the “Payments”) that, in the absence of such shareholder approval, may separately or in the aggregate constitute “parachute payments” within the meaning of Section 280G(b)(2) of the Code (collectively, the “Potential Parachute Payments”). Prior to the Company seeking shareholder approval in accordance with this Section 4(b)(ii), the Executive agrees to execute a parachute payment waiver agreement (in a form and substance reasonably satisfactory to the Executive and the Company, but without material condition other than as set forth in this Agreement) providing that, in the event that the shareholders of the Company do not approve the Potential Parachute Payments in accordance with Section 280G(b)(5)(B) of the Code, the Executive will have no right or entitlement whatsoever to receive or retain, as the case may be, that portion of the Potential Parachute Payments that would otherwise cause any portion of any of the Potential Parachute Payments to be treated as a “parachute payment” within the meaning of Section 280G(b)(2) of the Code.
     5. Termination.
     (a) The Executive’s employment with the Company and the Employment Term shall terminate upon the expiration of the Employment Term or upon the earliest occurrence of any of the following events (the date of termination, the “Termination Date”):
     (i) The termination of employment by reason of the Executive’s death.
     (ii) The mutual agreement between the Company and the Executive that the employment of the Executive with the Company shall be terminated.
     (iii) The termination of employment by the Company for Cause upon thirty (30) days’ written notice (the “Cause Notice”) to the Executive specifying the conduct constituting Cause. Termination of employment for “Cause” shall mean termination based on the occurrence of any of the following: (w) fraudulent statements or acts of the Executive, or other acts of willful misconduct, with respect to any member of the Company Group; (x) the Executive’s conviction of, or entry of a plea of guilty or nolo contendere to, any crime that constitutes a felony, or that constitutes any misdemeanor (excluding minor traffic violations) involving moral turpitude, deceit, dishonesty or fraud; (y) gross negligence of the Executive with respect to any member of the Company Group; or (z) a material breach by the Executive of any material written agreement to which the Executive and any member of the Company Group are now or hereafter parties. A termination of the Executive’s employment for Cause shall include a determination following the Executive’s termination of employment for any reason that circumstances existed under clause (w) or (x) of the preceding sentence prior to such termination for the Company to have terminated the Executive’s employment for Cause. Any determination of Cause by the Company shall be made by resolution approved by the majority of the members of the Board at a meeting (including a telephonic meeting) at which the Executive has been permitted to appear with counsel, provided that no such determination may be made until the Executive has been given written notice detailing the specific Cause event and at least fifteen (15) days to cure such Cause event, to the extent reasonably and in good faith determined by the Board to be capable of cure.
     (iv) The termination of employment by the Company for Disability. For purposes of this Agreement, “Disability” shall mean (x) the Executive’s disability as determined under the long-term disability plan of the Company as in effect from time to time, or (y) if no such plan is in effect, the inability of the Executive to perform his duties, services and responsibilities hereunder by reason of a physical or mental infirmity, as reasonably determined by the Board, for a total of 180 days in any twelve-month period during the Employment Term.
     (v) The termination of employment by the Company other than for Cause or Disability. The termination of the Executive’s employment by the Executive at the expiration of the Employment Term and following the election by the Company not to renew the Employment Term shall be treated as a termination by the Company other than for Cause or Disability
     (vi) The termination of employment by the Executive for Good Reason. “Good Reason” shall mean, without the Executive’s written consent, the occurrence of any of the following: (w) any material diminution in the Executive’s title, authority, duties or responsibilities as Chief Financial Officer of the Company (other than as a result of the Executive’s physical or mental incapacity); (x) a material breach by the Company of this Agreement or any other material written agreement to which the Executive and any member of the Company Group are now or hereafter parties; (y) the Company’s failure to adopt and implement an equity compensation program and granting the Executive an equity award under such plan pursuant to Section 3(c) of this Agreement by June 30, 2011; or (z) the Company requiring the Executive to relocate the principal geographic location where the Executive must perform his services under this Agreement outside of the New York City metropolitan area. If (A) there shall occur a “Change in Control” of the Company (as defined in the equity incentive plan to be adopted by the Company pursuant to Section 3(b)) and (B) immediately following the Change in Control, the Executive is not serving as the Chief Financial Officer of the Company or, if there is an ultimate parent entity following the Change in Control that owns a majority of the voting capital stock of the Company or that owns all or substantially all of the assets of the Company, of such ultimate parent entity, the election by the Executive to terminate his employment within fifty-five (55) days following the Change in Control (subject to the next following sentence) shall be treated as a termination for Good Reason. In order for a termination by the Executive to constitute a termination for Good Reason, (A) the Executive must notify the Company of the existence of the condition which the Executive believes constitutes Good Reason within thirty(30) days of the initial existence of such condition, (B) the Company must fail to remedy such condition within fifteen (15) days after the date on which it receives such notice (the “Remedial Period”), and (C) the Executive must actually terminate employment within ten (10) days after expiration of the Remedial Period.
     (vii) The termination of employment by the Executive other than for Good Reason.
     (b) The Company must provide the Executive with ninety (90) days’ advance written notice of its intention to terminate the Executive’s employment for any reason other than Cause. The Executive must provide the Company with ninety (90) days’ advance written notice of his intention to terminate his employment for any reason other than Good Reason, death or Disability. Written notice provided by the terminating party must specify the provision of this Agreement on which termination is based, including, if applicable, the specific clause of Good Reason or Cause and a reasonably detailed descriptions of the facts that permitted termination under that clause.
     (c) In the event of termination of the Executive’s employment, for whatever reason (other than death), the Executive agrees to cooperate with the Company Group and to be reasonably available to the Company Group for a reasonable period of time thereafter with respect to matters arising out of the Executive’s employment hereunder or any other relationship with the Company Group, whether such matters are business-related, legal or otherwise. The Company shall reimburse the Executive for all expenses reasonably incurred by the Executive during such period in connection with such cooperation with the Company Group. Any such cooperation shall take into account any responsibilities to which the Executive is subject to a subsequent employer or otherwise.
     (d) Upon termination of the Executive’s employment for any reason, the Executive shall be deemed to have resigned from the Board and from all other boards of, and other positions with, the Company Group (except that such deemed resignation shall not be construed to reduce the Executive’s economic entitlements under this Agreement arising by reason of such termination).
     6. Termination Payments.
     (a) If the Executive’s employment with the Company terminates pursuant to Subsection (i), (ii), (iii), (iv) or (vii) of Section 5(a) hereof, the Executive shall be entitled to receive: (i) any accrued and unpaid Base Salary as of the Termination Date; (ii) all accrued and unpaid benefits under any benefit plans, policies, programs or arrangements, including, without limitation, accrued but unused vacation, in which the Executive participated as of the Termination Date in accordance with the applicable terms and conditions of such plans, policies, programs or arrangements; and (iii) an amount equal to such reasonable and necessary business expenses incurred by the Executive in connection with the Executive’s employment on behalf of the Company on or prior to the Termination Date but not previously paid to the Executive (the “Accrued Compensation”).
     (b) If the Executive’s employment with the Company terminates pursuant to Subsection (v) or (vi) of Section 5(a) hereof, the Executive shall be entitled to receive:
     (i) the Accrued Compensation;
     (ii) severance equal to two times the Executive’s Base Salary at the highest rate in effect at any time during the Employment Term, to be paid in the form of continuation of the Executive’s Base Salary in 24 monthly installments following the Termination Date; and
     (iii) a number of monthly installments of cash equal to the monthly cost of COBRA continuation coverage, payable at the end of each month following the Termination Date so long as the Executive has not become actually covered by the medical plan of a subsequent employer during such month, up to a maximum of 18 monthly installments.
Subject to Section 6(c), the first of the installments contemplated by clauses (ii) and (iii) shall be paid on the 30th day following the Termination Date.
     (c) Release; Full Satisfaction. Notwithstanding any other provision of this Agreement, no severance pay shall become payable under this Agreement unless and until the Executive executes a general release of claims in form and manner reasonably satisfactory to the Company, including where relevant a release of any statutory claims, and such release has become irrevocable within thirty (30) days following the Termination Date; provided, that the Executive shall not be required to release any indemnification rights. The payments to be provided to the Executive pursuant to this Section 6 upon termination of the Executive’s employment shall constitute the exclusive payments in the nature of severance or termination pay or salary continuation which shall be due to the Executive upon a termination of employment and shall be in lieu of any other such payments under any plan, program, policy or other arrangement which has heretofore been or shall hereafter be established by any member of the Company Group.
     7. Executive Covenants.
     (a) Unauthorized Disclosure. The Executive agrees and understands that in the Executive’s position with the Company, the Executive will be exposed to and will receive information relating to the confidential affairs of the Company Group, including but not limited to technical information, intellectual property, business and marketing plans, strategies, customer information, other information concerning the products, promotions, development, financing, expansion plans, business policies and practices of the Company Group, and other forms of information considered by the Company reasonably and in good faith to be confidential and in the nature of trade secrets (“Confidential Information”). The Executive agrees that during the Employment Term and thereafter, the Executive will not, other than on behalf of the Company Group, disclose such Confidential Information, either directly or indirectly, to any third person or entity without the prior written consent of the Company; provided, that disclosure may be made to the extent required by law, regulation or order of a regulatory body, in each case so long as the Executive gives the Company as much advance notice of the disclosure as possible to enable the Company to seek a protective order, confidential treatment, or other appropriate relief. This confidentiality covenant has no temporal, geographical or territorial restriction. Notwithstanding any provision to the contrary in this Section 7(a), Confidential Information does not include information (i) that was or becomes generally available to the Executive on a non-confidential basis, if the source of this information was not reasonably known to the Executive to be bound by a duty of confidentiality, (ii) that was or becomes available to the public, other than as a result of a disclosure by the Executive that is not authorized by the Company, or (iii) that the Executive independently developed, learned or discovered without reference to any Confidential Information. Upon termination of the Employment Term, the Executive will promptly supply to the Company (x) all property of the Company Group and (y) all notes, memoranda, writings, lists, files, reports, customer lists, correspondence, tapes, disks, cards, surveys, maps, logs, machines, technical data or any other tangible product or document containing Confidential Information produced by, received by or otherwise submitted to the Executive during or prior to the Employment Term.

     (b) Non-competition. By and in consideration of the Company entering into this Agreement and the payments to be made and benefits to be provided by the Company hereunder, and further in consideration of the Executive’s exposure to the proprietary information of the Company Group, the Executive agrees that the Executive will not, during the Non-competition Term (as defined below), directly or indirectly, own, manage, operate, join, control, be employed by, or participate in the ownership, management, operation or control of, or be connected in any manner with, including but not limited to holding any position as a shareholder, director, officer, consultant, independent contractor, employee, partner, or investor in, any Restricted Enterprise (as defined below); provided that in no event shall ownership of less than 1% of the outstanding equity securities of any issuer whose securities are registered under the Securities and Exchange Act of 1934, as amended, standing alone, be prohibited by this Subsection (b) of this Section 7.
     For purposes of this Agreement:
     (i) The “Non-competition Term” shall mean the period beginning on the date of this Agreement and ending on the eighteen-month anniversary of the Termination Date.
     (ii) “Restricted Enterprise” shall mean (x) on any date during the Employment Term, any person, corporation, partnership or other entity that competes, directly or indirectly, in the Territory with any material business activity engaged in by the Company Group on such date, and (y) on and after the Termination Date, any person, corporation, partnership or other entity that competes, directly or indirectly, in the Territory with any material business activity engaged in by the Company Group as of the Termination Date.
     (iii) The “Territory” shall mean, as of any date, (x) the geographic markets in which the business of the Company Group is then being conducted by the Company Group and (y) any other geographic market as to which any member of the Company Group has, during the 12 months preceding such date, devoted more than de minimis resources as a prospective geographic market for the business of the Company Group.
     (c) Non-solicitation. During the Non-competition Term, the Executive shall not, and shall not cause any other person to, (i) interfere with or harm, or attempt to interfere with or harm, the relationship of any member of the Company Group with any Restricted Person (as defined below), or (ii) endeavor to entice any Restricted Person away from any member of the Company Group. For purposes of this Agreement, “Restricted Person” shall mean any person who at any time during the Employment Term was an employee or customer of any member of the Company Group, or otherwise had a material business relationship with any member of the Company Group.

     (d) Non-disparagement. During the Employment Term and thereafter, the Executive shall not make or publish any disparaging statements (whether written or oral) regarding the Company or its affiliates, directors, officers or employees and the Company shall not, and shall use its best efforts to ensure that its directors and officers do not, make or publish any disparaging statements (whether written or oral) regarding the Executive or any member of his immediate family.
     (e) Proprietary Rights. The Executive assigns all of the Executive’s interest in any and all inventions, discoveries, improvements and patentable or copyrightable works initiated, conceived or made by the Executive, either alone or in conjunction with others, during the Employment Term and related to the business or activities of any member of the Company Group to the Company or its nominee. Whenever requested to do so by the Company, the Executive shall execute any and all applications, assignments or other instruments that the Company shall in good faith deem necessary to apply for and obtain trademarks, patents or copyrights of the United States or any foreign country or otherwise protect the interests of the Company Group therein. These obligations shall continue beyond the conclusion of the Employment Term with respect to inventions, discoveries, improvements or copyrightable works initiated, conceived or made by the Executive during the Employment Term.
     (f) Remedies. The Executive agrees that any breach of the terms of this Section 7 would result in irreparable injury and damage to the Company Group for which the members of the Company Group would have no adequate remedy at law; the Executive therefore also agrees that in the event of said breach or any threat of breach, the Company shall be entitled to an immediate injunction and restraining order to prevent such breach and/or threatened breach and/or continued breach by the Executive and/or any and all persons and/or entities acting for and/or with the Executive, without having to prove damages, in addition to any other remedies to which the Company may be entitled at law or in equity. The terms of this paragraph shall not prevent the Company from pursuing any other available remedies for any breach or threatened breach hereof, including but not limited to the recovery of damages from the Executive, so long as such recovery is otherwise permitted by applicable law. The Executive and the Company further agree that the provisions of the covenants contained in this Section 7 are reasonable and necessary to protect the businesses of the Company Group because of the Executive’s access to Confidential Information and his material participation in the operation of such businesses. Should a court, arbitrator or other similar authority determine, however, that any provisions of the covenants contained in this Section 7 are not reasonable or valid, either in period of time, geographical area, or otherwise, the parties hereto agree that such covenants should be interpreted and enforced to the maximum extent to which such court or arbitrator deems reasonable or valid.
     The existence of any claim or cause of action by the Executive against any member of the Company Group, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of the covenants contained in this Section 7.

     8. Executive’s Representation. The Executive represents to the Company that the Executive’s execution and performance of this Agreement does not violate any agreement or obligation (whether or not written) that the Executive has with or to any person or entity including, but not limited to, any prior employer.
     9.Non-Waiver of Rights. The failure to enforce at any time the provisions of this Agreement or to require at any time performance by any other party of any of the provisions hereof shall in no way be construed to be a waiver of such provisions or to affect either the validity of this Agreement or any part hereof, or the right of any party to enforce each and every provision in accordance with its terms.
     10. Reimbursement of Executive Expenses. The Company shall reimburse the Executive for all reasonable professional fees incurred related to this Agreement, up to a maximum of $21,000. To receive reimbursement for such fees, the Executive must provide proof of such fees to the Company no later than February 28 of the year following the year in which the fees are incurred. Any such reimbursement shall be made within thirty (30) days after the Executive provides such proof to the Company, but in any event no later than March 15 of the year following the year in which the fees are incurred.
     11. Notices. Every notice relating to this Agreement shall be in writing and shall be given by personal delivery, by a reputable same-day or overnight courier service (charges prepaid), by registered or certified mail, postage prepaid, return receipt requested or by facsimile to the recipient with a confirmation copy to follow the next day to be delivered by personal delivery or by a reputable same-day or overnight courier service to the appropriate party’s address or fax number below (or such other address and fax number as a party may designate by notice to the other parties):

If to the Company:

Fax Number:
Attn:

If to the Executive:

Fax Number:
     12. Binding Effect/Assignment. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, executors, personal representatives, estates, successors (including, without limitation, by way of merger) and assigns. Notwithstanding the provisions of the immediately preceding sentence, the Executive shall not assign all or any portion of this Agreement without the prior written consent of the Company.
     13. Entire Agreement. This Agreement sets forth the entire understanding of the parties hereto with respect to the subject matter hereof and supersedes all prior agreements, written or oral, between them as to such subject matter.
     14. Severability. If any provision of this Agreement, or any application thereof to any circumstances, is invalid, in whole or in part, such provision or application shall to that extent be severable and shall not affect other provisions or applications of this Agreement.
     15. Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York, without reference to the principles of conflict of laws. The parties consent to exclusive jurisdiction and venue the state and federal courts in New York.
     16. Modifications and Waivers. No provision of this Agreement may be modified, altered or amended except by an instrument in writing executed by the parties hereto. No waiver by any party hereto of any breach by any other party hereto of any provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions at the time or at any prior or subsequent time.
     17. Headings. The headings contained herein are solely for the purposes of reference, are not part of this Agreement and shall not in any way affect the meaning or interpretation of this Agreement.
     18. Applicability of Section 409A of the Code. The parties intend that this Agreement and the payments and benefits provided hereunder be exempt from the requirements of Section 409A of the Code and the Treasury Regulations and IRS guidance thereunder (collectively referred to as “Section 409A”), to the maximum extent possible, whether pursuant to the short-term deferral exception described in Treasury Regulation Section 1.409A-1(b)(4), the involuntary separation pay plan exception described in Treasury Regulation Section 1.409A-1(b)(9)(iii), or otherwise. To the extent Section 409A is applicable to this Agreement, the parties intend that this Agreement and any payments and benefits thereunder comply with the deferral, payout and other limitations and restrictions imposed thereunder. Notwithstanding anything herein to the contrary, this Agreement shall, to the maximum extent possible, be administered, interpreted and construed in a manner consistent with such intent; provided, that in no event shall the Company have any obligation to indemnify the Executive from the effect of any taxes under Section 409A. To the extent that any reimbursement, fringe benefit or other, similar plan or arrangement in which the Executive participates during the Term or thereafter provides for a “deferral of compensation” within the meaning of Section 409A, (a) the amount of expenses eligible for reimbursement, or in-kind benefits provided, to the Executive during any calendar year will not affect the amount of expenses eligible for reimbursement, or in-kind benefits provided, to the Executive in any other calendar year, (b) the reimbursements for expenses for which the Executive is entitled to be reimbursed shall be made on or before the last day of the calendar year following the calendar year in which the applicable expense is incurred, (c) the right to payment or reimbursement or in-kind benefits hereunder may not be subject to liquidation or exchange for any other benefit and (d) the reimbursements shall be made pursuant to objectively determinable and nondiscretionary Company policies and procedures regarding such reimbursement of expenses. If and to the extent required to comply with Section 409A, no payment or benefit required to be paid under this Agreement on account of termination of the Executive’s employment shall be made unless and until the Executive incurs a “separation from service” within the meaning of Section 409A. If any paragraph of this Agreement provides for payment within a time period, the determination of when such payment shall be made within such time period shall be solely in the discretion of the Company. Each payment made under this Agreement shall be treated as a separate payment and the right to a series of installment payments under this Agreement, including, without limitation, pursuant to Section 6(b), shall be treated as a right to a series of separate payments. If, at the time the Executive’s employment terminates, the Executive is a “specified employee,” as defined in Treasury Regulation Section 1.409A-1(i) and determined using the identification methodology selected by the Company from time to time, or if none, the default methodology, any or all amounts payable under this Agreement on account of such termination of employment that would (but for this provision) be payable within six (6) months following the date of termination, shall instead be paid in a lump sum on the first day of the seventh month following the date on which the Executive’s employment terminates or, if earlier, upon the Executive’s death, except (a) to the extent of amounts that do not constitute a “deferral of compensation” within the meaning of Treasury Regulation Section 1.409A-1(b) (including without limitation by reason of the safe harbor set forth in Treasury Regulation Section 1.409A-1(b)(9)(iii), as determined by the Company in its reasonable good faith discretion); (b) benefits which qualify as excepted welfare benefits pursuant to Treasury Regulation Section 1.409A-1(a)(5); and (c) other amounts or benefits that are not subject to the requirements of Section 409A.
     19. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.
[signature page follows]

     IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by authority of its Board of Directors, and the Executive has hereunto set his hand, in each case effective as of the day and year first above written.

EXECUTIVE	IPAYMENT, INC.

/s/ Mark C. Monaco	/s/ Afshin M. Yazdian

Name: Afshin M. Yazdian
Title: Executive Vice President & General Counsel

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